EXHIBIT 11.1

                                    ELECTRONICS FOR IMAGING, INC.
                         STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (1)
                                (In thousands, except per share data)
                                          (Unaudited)



                                                                                          Three Months Ended
                                                                                               March 31,
                                                                                     ------------------------------
                                                                                          1997          1996 (2)
                                                                                     -------------   --------------
Net income for purposes of computing net income per share                            $      20,428   $       12,597
                                                                                     =============   ==============


Weighted average common shares outstanding                                                  51,640           50,074


Weighted common equivalent shares  from options (3)                                          4,100            3,912
                                                                                     -------------   --------------


         Weighted average common shares and equivalents                                     55,740           53,986
                                                                                     =============   ==============


Net income per share                                                                 $        0.37   $         0.23
                                                                                     =============   ==============



(1) This Exhibit should be read in conjunction with "Summary of Significant Accounting Policies - Net Income per Share" in Note 1 of Notes to Consolidated Financial Statements, contained in the Company's 1996 Annual Report to Stockholders.


(2) All per share data and shares used in computing net income per share have been restated to reflect the Company's two-for-one stock split. See Note 2 of Notes to Condensed Consolidated Financial Statements.


(3) Computed using the treasury stock method. The difference between primary net income per share and fully diluted net income per share is not significant.

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